Exhibit 99(c)

KEYCORP STUDENT LOAN TRUST 2002-A
OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A. ELT	JPMorgan Chase Bank, N.A. IT
4 New York Plaza, 6th Floor	4 New York Plaza, 6th Floor
New York, NY 10004	New York, NY 10004
Attn: ITS-Global Debt	Attn: ITS-Global Debt
Phone: (212) 623-5427	Phone: (212) 623-5427
Fax: (212) 623-5933	Fax: (212) 623-5933

KeyBank National Association	AMBAC Financial Group Inc.
800 Superior Avenue, 4th Floor	One State Street Plaza
Cleveland, OH 44114	New York, NY 10004
Attn: President, KER	Attn: Surveillance; Cab Securities
Phone: (216) 828-4293	Phone: (212) 208-3177
Fax: (216) 828-9301	Fax: (212) 363-1459

Key Consumer Receivables LLC
c/o KeyBank National Association
800 Superior Avenue, 4th Floor
Cleveland, Ohio 44114
Attn: President, KER
Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 3.08 of the Subservicing Agreement between KeyBank National Association, successor in interest to Key Bank USA, National Association as Master Servicer and Great Lakes Educational Loan Services, Inc., as Subservicer, dated as of September 1, 2002 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Subservicer from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of the undersigned’s knowledge, based on the review, the Subservicer has fulfilled all its obligations under the Agreement throughout such period.

The undersigned also hereby certifies that the Subservicer has disclosed to the Master Servicer and to the Trust’s certified public accountants all significant deficiencies relating to the Subservicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the standard as set forth in the Agreement.

Great Lakes Educational Loan Services, Inc., Subservicer
Date: February 15, 2005	By:	/S/MICHAEL J. NOACK
	Name:	Michael J. Noack
	Title:	Chief Servicing Officer